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                       WAIVER AND REIMBURSEMENT AGREEMENT

     Agreement ("Agreement") dated as of the 31st day of July, 2002 by and among Excelsior Funds Trust, a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended ("Excelsior Trust"), and United States Trust Company of New York, a state-chartered bank and trust company ("United States Trust"), and U.S. Trust Company, a Connecticut State bank and trust company ("U.S. Trust" and together with United States Trust, the "Advisers").

                                   BACKGROUND

     United States Trust and U.S. Trust serve as investment advisers to each portfolio of Excelsior Trust pursuant to an Investment Advisory Agreement among the Advisers and Excelsior Trust, dated as of May 31, 2000.

     The parties to this Agreement wish to provide for an undertaking by the Advisers to limit investment advisory or other fees or reimburse expenses of each of the portfolios of Excelsior Trust in order to improve the performance of each such portfolio.

                                    AGREEMENT

     THEREFORE, in consideration of the foregoing, the parties intending to be legally bound, hereby agree as follows:

     The Advisers shall, from the date of this Agreement until March 31, 2003, waive all or a portion of their investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Excelsior Trust shall not exceed the amounts set forth on Exhibit A hereto.

     Each of the Advisers acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

     This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

     This Agreement shall not be terminated before March 31, 2003 and will renew automatically each fiscal year thereafter unless the Adviser or Excelsior Trust terminates the Agreement by providing written notice to the other party 60-days prior to the beginning of Excelsior Trust's next fiscal year.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.

EXCELSIOR FUNDS TRUST                 UNITED STATES TRUST COMPANY
                                      OF NEW YORK

By:                                   By:
   -------------------------------       ---------------------------------------
   Frederick S. Wonham
   President and Treasurer

                                      U.S. TRUST COMPANY

                                      By:
                                         ---------------------------------------
                                         W. Michael Funck
                                         President and Chief Executive Officer


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                                                                       Exhibit A

                              Excelsior Funds Trust
                              ---------------------

Name of Portfolio                        Total Annual Operating Expenses
-----------------                        -------------------------------

Equity Fund                              0.70%

Income Fund                              0.50%

Total Return Bond Fund                   0.50%

International Equity Fund                0.90%

Optimum Growth Fund                      1.05% (Shares)
                                         0.80% (Institutional Shares)

Mid Cap Value Fund                       0.99% (Shares)
                                         0.74% (Institutional Shares)

High Yield Fund                          1.05% (Shares)
                                         0.80% (Institutional Shares)